COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of May 9, 2022, by and between US Foods Holding Corp., a Delaware corporation (the “Company”), and Sachem Head Capital Management LP, a Delaware limited partnership, Sachem Head LP, a Delaware limited partnership, Sachem Head Master LP, an exempted limited partnership organized under the laws of the Cayman Islands, SH Sagamore Master VIII Ltd., an exempted company incorporated under the laws of the Cayman Islands, SH Stony Creek Master Ltd., an exempted company incorporated under the laws of the Cayman Islands, Uncas GP LLC, a Delaware limited liability company, and Sachem Head GP LLC, a Delaware limited liability company (collectively, “Sachem Head”). The Company and Sachem Head are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used herein shall have the meanings set forth in Section 16 of this Agreement.

1.	Board Composition and Related Matters.

(a)               Concurrently with and effective upon the execution of this Agreement, Sachem Head shall irrevocably withdraw or cause the irrevocable withdrawal of (i) the notice of stockholder nomination, submitted to the Company on February 15, 2022 and (ii) the demand to inspect books and records, pursuant to Section 220 of the General Corporation Law of the State of Delaware, submitted to the Company on February 17, 2022. Sachem Head shall also commit not to submit any proxies that it has solicited in connection with the 2022 Annual Meeting.

(b)               In connection with the public disclosure of this Agreement, the Company shall disclose the Board’s determination that Pietro Satriano ceases to serve as the chief executive officer (“CEO”) and a director of the Company. As previously disclosed, director John Lederer shall not stand for reelection to the Board at the 2022 Annual Meeting.

(c)               Effective immediately following the 2022 Annual Meeting, the Board of Directors (the “Board”) of the Company shall increase the size of the Board to thirteen (13) directors and appoint Scott D. Ferguson (the “Sachem Head Director”), along with David A. Toy and James J. Barber, Jr. (the “Independent Directors” and, together with the Sachem Head Director, the “New Directors”) to the Board.    The Company shall hold the 2022 Annual Meeting as scheduled on May 18, at 9 a.m. Central Daylight Time, and conduct the 2022 Annual Meeting without undue delay.

(d)               The Company represents and warrants that the Board will not take any material actions between the date of this Agreement and the foregoing appointments without Sachem Head’s consent, unless there is an action that, in the reasonable determination of the Board, cannot wait until after the 2022 Annual Meeting; provided, however, that the Board is not aware of any such action at the time of this Agreement. The parties acknowledge that the New Directors are being added to the Board immediately following the 2022 Annual Meeting at the Company’s request in order to avoid a possible postponement or adjournment of the 2022 Annual Meeting due to mechanical issues that would be associated with distributing revised proxy materials and soliciting support for the election of the New Directors at the 2022 Annual Meeting.

(e)               Following the Company’s hiring of a new permanent Chief Executive Officer of the Company (“CEO”), the size of the Board shall be increased to fourteen (14) directors and such CEO shall be appointed to the Board.

(f)                The Board shall form a new committee of the Board, consisting of five (5) directors, which shall be charged with a nationwide search run by a nationally recognized search firm for a new CEO among internal and external candidates (such committee, the “Search Committee”). The chair of the Search Committee shall be one (1) of the incumbent members of the Board. Concurrently with their appointment to the Board, the Board shall appoint the Sachem Head Director and Mr. Toy to the Search Committee.

(g)               Until the Termination Date, at least one New Director shall be appointed to each of the standing committees of the Board and any new committee(s) that may be established. Without limiting the foregoing, the Board shall, in accordance with its customary governance processes, give each of the New Directors the same due consideration for membership to any committee of the Board as any other independent director with similar relevant expertise and qualifications. It is understood and agreed that concurrently with the New Directors appointment to the Board, the Board shall appoint (i) Mr. Ferguson to the Executive and Nominating and Corporate Governance Committee, (ii) Mr. Barber to the Compensation Committee and (iii) Mr. Toy to the Audit Committee.

(h)               Sachem Head agrees that the Board or any committee thereof, in the exercise of its fiduciary duties, may recuse the Sachem Head Director from any portion of a Board or committee meeting, and restrict access to information of the Company, to the extent relating to (i) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (ii) any action taken in respect of or in response to actions taken or proposed by Sachem Head or its Affiliates, in each case, with respect to the Company or its Affiliates (including any threat to take any of the actions prohibited in Sections 3(a) through 3(l)), or (iii) any proposed transaction between the Company or any of its Affiliates and Sachem Head or any of its Affiliates. For the avoidance of doubt, Sachem Head acknowledges and agrees that: (i) consistent with his fiduciary duties as a director of the Company, the Sachem Head Director is obligated to consider in good faith, to the same extent as any other director of the Company, recusal from any Board or committee meeting in the event there is any other actual or potential conflict of interest between Sachem Head or the Sachem Head Director, on the one hand, and the Company, on the other hand; and (ii) the Board may restrict the Sachem Head Director’s access to information of the Company to the same extent it would for any other director of the Company, in accordance with applicable law.

(i)                 Sachem Head agrees that there shall be no contracts, plans or arrangements, written or otherwise, in effect during the term of this Agreement, between Sachem Head and the Independent Directors providing for any compensation, reimbursement of expenses or indemnification of the Independent Directors in connection with the Independent Directors’ service on the Board.

(j)                 Sachem Head acknowledges and agrees that the Sachem Head Director shall immediately tender his resignation (it being understood that the Board shall have the right to decline to accept such resignation) if Sachem Head’s and its Affiliates’ aggregate Net Long Position falls below the lesser of 50% of its current beneficial ownership of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and 9,717,426 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations, and recapitalizations) (the “Ownership Minimum Requirement”). Concurrently with the execution and delivery of this Agreement, the Sachem Head Director shall execute and deliver an irrevocable resignation letter in the form attached hereto as Exhibit A.

(k)               Until the Termination Date and as long as Sachem Head’s Net Long Position remains at or above the Ownership Minimum Requirement, in the event any New Director is no longer able to serve as a director of the Company for any reason, Sachem Head shall be entitled to designate a candidate for replacement for such New Director (such replacement, a “Replacement Director”), subject to the approval of the Board (which approval shall not be unreasonably withheld; provided, however, that if the Board does not approve such Replacement Director to the Board pursuant to this Section 1(k), the parties shall continue to follow the procedures of this Section 1(k) until a Replacement Director is appointed to the Board, provided, further, that there shall be no more than one New Director who is an Affiliate of Sachem Head. Upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal or, if the Board or the applicable committee of the Board determines that the Replacement Director does not satisfy the requirements of the New York Stock Exchange (the “NYSE”) and applicable law with respect to service on the applicable committee (which determination shall be made reasonably and in good faith), to an alternative committee of the Board. Until such time as any Replacement Director is appointed to any applicable committee, one (1) of the other New Directors will be permitted to serve as an interim member of such applicable committee, unless such New Director is already serving as a member of such committee or the Board or the applicable committee of the Board determines that such New Director does not satisfy the requirements of the NYSE and applicable law with respect to service on the applicable committee (which determination shall be made reasonably and in good faith). Any Replacement Director shall qualify as an “independent director” under applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and applicable governance policies of the Company. It is understood that a Replacement Director appointed to the Board as a replacement for the Sachem Head Director shall be considered the Sachem Head Director, and a Replacement Director appointed to the Board as a replacement for an Independent Director shall be considered an Independent Director, for purposes of this Agreement.

2.	Voting Commitment. Until the Termination Date, Sachem Head shall, or shall cause its Representatives to, appear in person or by proxy at any Stockholder Meeting and to vote all shares of Common Stock beneficially owned by it and over which it has direct or indirect voting power (and shall, upon receiving at least 10 days’ advance notice of the record date, call back from loan any such shares in time prior to the applicable record date to ensure such shares can be voted at such Stockholder Meeting) in accordance with the Board’s recommendations, as such recommendations of the Board are set forth in the applicable definitive proxy statement filed in respect thereof with respect to (a) the election, removal and/or replacement of directors (a “Director Proposal”) and (b) any other proposal submitted to stockholders; provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposals (other than a Director Proposal), Sachem Head shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation; provided, further, that Sachem Head shall be permitted to vote in its sole discretion with respect to any Extraordinary Transaction. Upon the Company’s written request, Sachem Head shall provide the Company with written confirmation and evidence of its compliance with this Section 2 no later than two (2) Business Days prior to the applicable Stockholder Meeting.

3.                  Standstill. Prior to the Termination Date, except as otherwise provided in this Agreement (including Section 11(a)), without the prior written consent of the Board, Sachem Head shall not, and shall cause its Affiliates, not to, directly or indirectly (in each case, except as expressly permitted by this Agreement):

(a)               (i) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in, 9.9% or more than of the then-outstanding shares of Common Stock in the aggregate, calculated on a fully-diluted basis assuming conversion of the Company’s Series A Convertible Preferred Stock (the “Ownership Cap”); provided, however, that the Board may increase the Ownership Cap by an affirmative vote of a majority of the Board; or (ii) sell its shares of Common Stock, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, to any Third Party that, to Sachem Head’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time, calculated on a fully-diluted basis assuming conversion of the Company’s Series A Convertible Preferred Stock, or would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time, calculated on a fully-diluted basis assuming conversion of the Company’s Series A Convertible Preferred Stock;

(b)               (i) other than pursuant to Section 1 of this Agreement, nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; or (v) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting; in each case other than in a manner consistent with the Board’s recommendation in connection with such matter;

(c)               form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than a group that includes all or some of the members of Sachem Head, but does not include any other entities or persons that are not members of Sachem Head as of the date hereof); provided that nothing herein shall limit the ability of an Affiliate of Sachem Head to join such group following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(d)               deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof (other than customary brokerage accounts, margin accounts and prime brokerage accounts);

(e)               seek publicly, alone or in concert with others, to amend any provision of the Charter or Bylaws;

(f)                demand an inspection of the Company’s books and records;

(g)               make any public or private proposal with respect to or make any public statement or otherwise seek to encourage, advise or assist any person in so encouraging or advising with respect to: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, governance, corporate structure, affairs or policies, (D) any Extraordinary Transaction, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (in each case other than pursuant to Section 1);

(h)               knowingly initiate, make or in any way participate, directly or indirectly, in any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(i)                 effect or seek to effect, offer or propose to effect, cause or participate in, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(j)                 enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(k)               publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(l)                 take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement;

provided, however, that (i) the restrictions in this Section 3 shall not prevent Sachem Head from making (a) any factual statement as required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by Sachem Head) or (b) any private communication to the Company, regarding any matter, that would not be reasonably expected to trigger public disclosure obligations for any person and (ii) the restrictions in this Section 3 shall not restrict Sachem Head from tendering shares, receiving payment for shares, voting shares or otherwise participating in any transaction on the same basis as the other stockholders of the Company or from participating in any transaction that has been approved by the Board, subject to the other terms of this Agreement. For the avoidance of doubt, nothing in this Section 3 shall be deemed to limit the exercise in good faith by any of the New Directors (or any Replacement Director, as applicable) of such person’s fiduciary duties in such person’s capacity as a director of the Company.

4.                  Mutual Non-Disparagement. Prior to the Termination Date, without the prior written consent of the other party, neither party shall, nor shall it permit any of its Representatives to make any public or private disparaging statement about the other party, the other party’s current or former directors in their capacity as such, the other party’s officers or employees (including with respect to such persons’ service at the other party), the other party’s subsidiaries, or the business of the other party’s subsidiaries or any of its or its subsidiaries’ current directors, officers or employees, including the business and current or former directors, officers and employees of the other party’s controlled Affiliates, as applicable. The restrictions in this Section 4 shall not (a) apply to (i) any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, (ii) any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations, or (iii) any private communications between Sachem Head and the Company or any private communications between Sachem Head and Sachem Head’s limited partners or shareholders; or (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

5.                  No Litigation. Prior to the Termination Date, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, threaten or initiate any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement; (b) counterclaims with respect to any Legal Proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates; (c) any Legal Proceeding initiated primarily to exercise a party’s statutory appraisal rights; or (d) any Legal Proceeding initiated primarily by Sachem Head to receive damages or settlement proceeds in its capacity as a stockholder of the Company in connection with a class action proceeding brought by a named plaintiff other than Sachem Head; provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that, as of the date of this Agreement, it has not filed any lawsuit against the other party.

6.                  Public Statements; SEC Filings.

(a)               No later than one (1) Business Day following the date of this Agreement, the Company shall issue a mutually agreed press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release, neither the Company nor Sachem Head shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party.

(b)               No later than two (2) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide Sachem Head with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any of Sachem Head’s comments.

(c)               No later than two (2) Business Days following the date of this Agreement, Sachem Head shall file with the SEC an amendment to its Schedule 13D in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and including this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. Sachem Head shall provide the Company with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any of the Company’s comments.

7.	Confidentiality.

(a)               For so long as the Sachem Head Director is serving as a director on the Board, Sachem Head and its Representatives may receive confidential information of the Company from the Sachem Head Director which he learns in his capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively and individually, “Confidential Information”); provided, however, that Sachem Head and the Sachem Head Director shall have executed a confidentiality agreement with the Company in the form attached hereto as Exhibit C (a “Confidentiality Agreement”) prior to the receipt of Confidential Information by Sachem Head or its Representatives from the Sachem Head Director; provided, further, that in the event that a Replacement Director for the Sachem Head Director is appointed to the Board pursuant to Section 1(k), Sachem Head and its Representatives may not receive Confidential Information from such Replacement Director unless and until the Company, Sachem Head and such Replacement Director shall have executed an amendment or joinder to the Confidentiality Agreement to join such Replacement Director to the Confidentiality Agreement as the Sachem Head Director thereunder.

(b)               For the avoidance of doubt, the parties acknowledge and agree that the obligations of Sachem Head and the Sachem Head Director under this Section  7 shall be in addition to, and not in lieu of, the Sachem Head Director’s confidentiality obligations under Delaware law and the Governance Documents; provided that in the event of a conflict between the Sachem Head Director’s confidentiality obligations under the Governance Documents and those in the Confidentiality Agreement, the terms of the Confidentiality Agreement shall control.

8.                  Compliance with Securities Laws; Company Policies. Sachem Head acknowledges that it understands its obligations under the U.S. securities laws. Subject to compliance with such laws, Sachem Head and its Representatives shall in any event be free to trade or engage in such transactions during periods when the members of the Board are permitted to do so, and the Company shall notify Sachem Head reasonably in advance when such “open window” trading periods begin and end. The Company acknowledges that none of the provisions herein shall in any way limit the activities of Sachem Head or its Representatives in their respective ordinary course of businesses if such activities do not violate applicable securities laws or the obligations specifically agreed to under this Agreement. In addition, nothing contained in this Agreement shall restrict the ability of Sachem Head or its Representatives from purchasing, selling or otherwise trading securities of the Company pursuant to any Rule 10b5-1 trading plan adopted prior to the execution of this Agreement. For the avoidance of doubt, it is understood and agreed that any restrictions contained in any policies, procedures, processes, codes, rules, standards and guidelines applicable to other directors of the Company, including the Insider Trading Policy, Corporate Governance Guidelines and Code of Conduct (as may be amended from time to time, collectively, the “Company Policies”) that are applicable to the Sachem Head Director (in his capacity as such), including any restrictions on pledging or making purchases on margin of, or entering into derivative or hedging arrangements (including options) with respect to, securities of the Company, or otherwise trading the Company’s securities during open window trading periods shall not be deemed to apply to Sachem Head (or any of their affiliated funds). It is understood and agreed that Sachem Head (or any of their affiliated funds) shall be free to trade in the Company’s securities during “open window” trading periods without the prior approval of the Company, and shall only be prohibited from trading during blackout periods established by the Company and generally applicable to all of the Company’s directors.

9.                  Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

10.	Representations and Warranties.

(a)               Sachem Head represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. Sachem Head represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. Sachem Head represents and warrants that, as of the date of this Agreement, it beneficially owns an aggregate of 19,434,852 shares of Common Stock including 250,000 shares underlying certain call options. Except with respect to the shares underlying the call options as set forth in the immediately preceding sentence, Sachem Head represents and warrants that it has voting authority over such shares and owns no Synthetic Equity Interests or any Short Interests in the Company.

(b)               The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

11.              Termination.

(a)               Unless otherwise mutually agreed to in writing by each party, this Agreement shall remain in effect until the date that is the later of (i) the earlier of (A) thirty (30) days prior to the nomination deadline pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”) in connection with the Company’s 2023 Annual Meeting and (B) one hundred twenty (120) days prior to the first anniversary of the Company’s 2022 Annual Meeting, and (ii) fifteen (15) days following the date that the Sachem Head Director no longer serves on the Board (the effective date of such termination, the “Termination Date”). For so long as the Sachem Head Director remains a director of the Company, the Company shall provide written notice to the Sachem Head Director with regards to whether the Company irrevocably offers to re-nominate the Sachem Head Director for its next Annual Meeting no later than the date that is forty five (45) days prior to the nomination deadline pursuant to the Bylaws in connection with the applicable Annual Meeting, which offer, if made, shall remain valid for fifteen (15) days after such notice. If the Sachem Head Director accepts such offer, the Termination Date shall not occur prior to the date after such Annual Meeting at the earliest. Notwithstanding anything to the contrary in this Agreement:

(i)                 the obligations of Sachem Head pursuant to Sections 1, 2, 3, 4, and 5 shall terminate in the event that the Company materially breaches its obligations to Sachem Head pursuant to Sections 1, 4, 5 or 11 or the representations and warranties in Section 10(b) of this Agreement and such breach (if capable of being cured) has not been cured within ten (10) calendar days following written notice of such breach from Sachem Head, or, if impossible to cure within ten (10) calendar days, the Company has not taken substantive action to correct within ten (10) calendar days following written notice of such breach from Sachem Head; provided, however, that the obligations of Sachem Head pursuant to Section 5 shall terminate immediately in the event that the Company materially breaches its obligations to Sachem Head under Section 5; and

(ii)              the obligations of the Company to Sachem Head pursuant to Sections 1, 4 and 5 shall terminate in the event that Sachem Head or the Sachem Head Director materially breaches its obligations in Sections 1, 2, 3, 4, 5 or 7 or the representations and warranties in Section 10(a) and such breach (if capable of being cured) has not been cured within ten (10) calendar days following written notice of such breach, or, if impossible to cure within ten (10) calendar days, the Sachem Head Director has not taken substantive action to correct within ten (10) calendar days following written notice of such breach from the Company; provided, however, that the obligations of the Company to Sachem Head pursuant to Section 5 shall terminate immediately in the event that Sachem Head materially breaches its obligations under Section 5.

(b)               If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void, but no termination shall relieve either party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, this Section 11 and Sections 12 through 17 shall survive the termination of this Agreement.

12.              Expenses. The Company shall reimburse Sachem Head for documented out-of-pocket costs, fees and expenses (including attorney’s fees and other legal expenses and expenses related to the engagement of other advisors and consultants) incurred by Sachem Head in connection with its engagement with the Company, the negotiation and execution of this Agreement and related matters, in an amount agreed upon prior to the negotiation and execution of this Agreement.

13.              Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: US Foods Holding Corp. 9399 W. Higgins Road Suite 100 Rosemont, IL 60018 Attn: Kristin M. Coleman, General Counsel Email: kristin.coleman@usfoods.com	with mandatory copies (which shall not constitute notice) to: Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Attn: Kai H.E. Liekefett Derek Zaba Email: kliekefett@sidley.com dzaba@sidley.com
If to Sachem Head: Sachem Head Capital Management LP 250 West 55th Street, 34th Floor New York, NY 10019 Attn: Michael D. Adamski, General Counsel Email: michael@sachemhead.com with mandatory copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attn: Steve Wolosky

           Ryan Nebel

Email: swolosky@olshanlaw.com

           rnebel@olshanlaw.com

14.              Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

15.              Specific Performance. Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies would be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

16.              Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or Sachem Head, as applicable; provided, further, that, for purposes of this Agreement, Sachem Head and the Company shall not be Affiliates or Associates of one another; provided, further, that with respect to Sachem Head, the term Affiliate shall not include any portfolio company of Sachem Head; (b) the term “Annual Meeting” means each annual meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof; (c) the terms “beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (f) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a Third Party that, in each case, that results in a change in control of the Company or the sale of substantially all of its assets; (g) the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms “person” or “persons,” for purposes of the meaning of the term “Net Long Position,” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature; (h) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (i) the term “SEC” means the U.S. Securities and Exchange Commission; (j) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (k) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; (l) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person, (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities, or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (m) the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to either party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation”; (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

17.	Miscellaneous.

(a)               This Agreement, including all exhibits hereto, with the exception of the Confidentiality Agreement, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)               This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c)               This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d)               Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)               If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f)                Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g)               This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h)               Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

(i)                 The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

US FOODS HOLDING CORP.

By: /s/ Kristin M. Coleman

Name: Kristin M. Coleman

Title: Executive Vice President, General

          Counsel and Chief Compliance Officer

SACHEM HEAD CAPITAL MANAGEMENT LP

By: Uncas GP LLC, its general partner

By: Scott D. Ferguson

Name: Scott D. Ferguson

Title: Managing Member

Sachem Head LP

By: Sachem Head GP LLC, its general partner

By: /s/ Scott D. Ferguson

Name: Scott D. Ferguson

Title: Managing Member

Sachem Head Master LP

By: Sachem Head GP LLC, its general partner

By: Scott D. Ferguson

Name: Scott D. Ferguson

Title: Managing Member

Signature Page to Cooperation Agreement

SH Sagamore Master VIII Ltd.

By: /s/Amit Malhotra

Name: Amit Malhotra

Title: Director

SH Stony Creek Master Ltd.

By: /s/ Amit Malhotra

Name: Amit Malhotra

Title: Director

Uncas GP LLC

By: /s/ Scott D. Ferguson

Name: Scott D. Ferguson

Title: Managing Member

Sachem Head GP LLC

By: /s/ Scott D. Ferguson

Name: Scott D. Ferguson

Title: Managing Member

Signature Page to Cooperation Agreement

Exhibit A

Form of Irrevocable Resignation Letter

[●], 20[●]

Board of Directors

US Foods Holding Corp.

9399 W. Higgins Road, Suite 100

Rosemont, Illinois 60018

Re: Irrevocable Resignation

Ladies and Gentlemen,

This letter is delivered pursuant to Section 1(j) of the Cooperation Agreement, dated as of May [●], 2022 (the “Agreement”), by and between US Foods Holding Corp. and Sachem Head Capital Management LP. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

I hereby irrevocably resign from my position as a director of the Company and from any and all committees of the Board on which I serve, subject to the Board’s acceptance of this resignation, effective only upon the date on which Sachem Head fails to meet the Ownership Minimum Requirement.

This resignation is irrevocable and may not be withdrawn by me at any time.

_____________________________

Name: Scott D. Ferguson

Exhibit B

Form of Press Release

US Foods Announces CEO Transition and Board Changes

Pietro Satriano Steps Down as CEO and Will Not Stand for Re-election as Director at 2022 Annual Meeting of Shareholders

Robert M. Dutkowsky to Serve as Executive Chair and Andrew Iacobucci to Serve as Interim CEO

Board Has Commenced Search for Permanent CEO

Appoints James J. Barber, Jr., Scott D. Ferguson and David A. Toy to Board Pursuant to Agreement with Sachem Head

Reaffirms Fiscal Year 2022 Guidance

ROSEMONT, Ill. – May 10, 2022 – US Foods Holding Corp. (NYSE: USFD) (“US Foods” or the “Company”), one of the largest foodservice distributors in the United States, today announced a transition of its Chief Executive Officer. The Company also announced changes to its Board of Directors in connection with a cooperation agreement with Sachem Head Capital Management LP (“Sachem Head”).

CEO Transition

The US Foods Board announced that Pietro Satriano, Chief Executive Officer, is leaving the Company and will not stand for re-election as director at the upcoming 2022 annual meeting of shareholders. Robert M. Dutkowsky has been appointed Executive Chair and Andrew Iacobucci has been appointed Interim Chief Executive Officer. Dutkowsky currently serves as non-executive Chairman of the Board and Iacobucci currently serves as Chief Commercial Officer. To identify a permanent CEO, the Board has formed a five-member search committee.

Dutkowsky said, “After careful consideration, the Board determined that it is time for a change in leadership at US Foods. On behalf of the entire Board, I want to thank Pietro for his dedication and leadership to US Foods over the last 11 years and for guiding the Company through the pandemic. As we navigate this transition, US Foods remains well positioned to capitalize on the opportunities ahead to generate significant value for our shareholders.”

“Since joining the Company in 2017, Andrew has been a proven leader. As our Chief Commercial Officer with in-depth knowledge of our customers, he has been actively involved in our ongoing efforts to profitably drive market share and optimize gross margins – two key pillars of our balanced long-range plan. The Board is grateful that Andrew has agreed to step into the Interim CEO role and is confident he is the right person to lead us through this transition. I look forward to working closely with him and the rest of our exceptional management team as we continue to execute our strategy,” added Dutkowsky.

Iacobucci commented, “US Foods is off to a great start in 2022 and our recent financial performance highlights the strong early progress we are making against the initiatives that support our long-range plan. I look forward to working closely with Bob, the rest of the management team and our associates to continue building our momentum, with a focus on driving improved top and bottom-line results.”

Satriano stated, “It has been an honor to have led such a remarkable team committed to making US Foods one of America’s great food companies, and I am proud of all that we have achieved together. I wish Bob, Andrew and the entire team continued success.”

Board Changes/Cooperation Agreement

Pursuant to the cooperation agreement with Sachem Head, the Board’s Nominating and Corporate Governance Committee has appointed James J. Barber, Jr., Scott D. Ferguson and David A. Toy as new independent directors, effective May 18, 2022. Ferguson and Toy will join the CEO search committee.

Following the 2022 annual meeting of shareholders on May 18, the US Foods Board will be comprised of 13 directors, all of whom will be independent. This includes the additions of Barber, Ferguson and Toy, and the departure of John A. Lederer, who has informed the Company that he is not standing for re-election.

“We are pleased to welcome Jim, Scott and David to our Board,” said Dutkowsky. “Each brings experience in key areas relevant to our business that will be valuable as we continue to implement our long-range plan, including supply chain, food industry leadership and corporate governance.”

Scott Ferguson, Founder and Managing Partner of Sachem Head, said, “Today’s agreement is the result of a constructive dialogue with US Foods’ Board about future opportunities for the Company to deliver on its long-range plan and generate value for all shareholders. I look forward to a collaborative relationship with Bob and the rest of the Board, and to helping US Foods identify a permanent CEO to lead its next chapter of growth.”

Sachem Head has also agreed to customary standstill, voting and other provisions. The full cooperation agreement between US Foods and Sachem Head will be filed on a Form 8-K with the Securities and Exchange Commission (the “SEC”).

The Company will file with the SEC a supplement to its definitive proxy statement, filed April 11, 2022, in connection with the changes described in this release.

Outlook for Fiscal Year 2022

The Company reaffirms the fiscal year 2022 guidance provided on February 17, 2022.

Advisors

Centerview Partners LLC and J.P. Morgan Securities LLC are acting as financial advisors to US Foods. Sidley Austin LLP is serving as legal counsel to US Foods. Olshan Frome Wolosky LLP is acting as legal counsel to Sachem Head.

About Robert M. Dutkowsky

With substantial leadership experience, Dutkowsky has been the Company’s non-executive Chairman of the Board since February 2022 and a director since January 2017. He served as Executive Chairman of Tech Data Corporation, a multinational distribution company specializing in IT products and services, from 2018 to 2020 and as Chief Executive Officer of Tech Data from 2006 to 2018. Prior to joining Tech Data, Dutkowsky served as President, Chief Executive Officer, and Chairman of the board of directors of Egenera, Inc., a software company, from 2004 until 2006, President, Chief Executive Officer, and Chairman of the Board of Directors of J.D. Edwards & Co., Inc., a software supply chain company, from 2002 until 2004, and President, Chief Executive Officer, Chairman of the board of directors of GenRad, Inc., an electronic equipment manufacturer, from 2000 until 2002. He also served as both Executive Vice President, Markets and Channels from 1997 to 1999 and President, Data General in 1999, at EMC Corporation, a data storage manufacturer. He began his career at IBM, a technology company, where he served in several senior management positions. Dutkowsky serves on the board of directors of Pitney Bowes Inc., Raymond James Financial, Inc. and The Hershey Company.

About Andrew Iacobucci

As Chief Commercial Officer, Iacobucci leads the company’s merchandising, pricing and local sales functions, with a focus on developing go-to-market strategies that differentiate US Foods and help the company best serve foodservice operators across the country. Iacobucci previously served as Chief Merchandising Officer. He joined US Foods in 2017. Prior to joining US Foods, Iacobucci served as Executive Vice President, Merchandising for retailer Ahold USA, where he led all facets of the company’s merchandising operations in the United States. Prior to joining Ahold, he spent 10 years at Loblaw Companies Limited, a leading Canadian food retailer, where he served in several senior roles including president of the company’s discount supermarket business. Iacobucci is a graduate of Queen’s University in Kingston, Ontario and University of Toronto Law School.

About James J. Barber, Jr.

Barber is the former Chief Operating Officer of United Parcel Service, Inc. (“UPS”) (NYSE: UPS), one of the world’s largest package delivery companies. Barber began his career in 1985 as a package delivery driver for UPS in Atlanta, Georgia after obtaining his Finance degree from Auburn University. He then spent more than 30 years at UPS holding roles of increasing responsibility within the US, followed by relocating to Europe and becoming President of UPS Europe. Barber then relocated back to the US to become President of UPS International and join the UPS Management Committee. Barber previously served as a trustee for The UPS Foundation, on the boards of UNICEF and the Folks Center for International Business at the Darla Moore School of Business.

About Scott D. Ferguson

Ferguson is the founder and managing partner of Sachem Head Capital Management LP, a value-oriented investment management firm based in New York. Prior to founding Sachem Head, he spent nine years at Pershing Square Capital Management, L.P. Prior to Pershing Square, Ferguson served as a vice president at American Industrial Partners LLC, an operations focused private equity firm, from 1999 to 2001. Ferguson was also a business analyst at McKinsey & Company from 1996 to 1999. He currently serves on the boards of directors of Olin Corporation (NYSE: OLN), Elanco Animal Health Incorporated (NYSE: ELAN), and the Henry Street Settlement, and he is also a member of the Robin Hood Leadership Council. He previously served on the board of directors of Episcopal Charities of the Diocese of New York and is a former director of Autodesk, Inc. (NASDAQ: ADSK), a leading design & engineering software company.

About David A. Toy

Toy currently serves as the Chief Executive Officer of Heartisan Foods Inc., an omni-channel market leader in smoked, flavored, and kosher all-natural cheese. Previously, he served in numerous positions for Sauer Brands, Inc., a manufacturer of food products, and as Chief Financial Officer for Diversey Inc., a provider of cleaning and hygiene products. Prior to that, he held a variety of positions at The Kraft Heinz Company (NASDAQ: KHC), one of the largest food and beverage companies in the world, including as President, US Foodservice. His other experience includes corporate planning and financial roles at Lexmark International, Inc. and Eastman Chemical Company (NYSE: EMN). Toy serves as a member of the board of directors of QBD & Minus Forty Technologies Corp., a North American designer and manufacturer of refrigerated marketing solutions.

About US Foods

With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 69 broadline locations and more than 80 cash and carry stores, US Foods and its 28,000 associates provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

About Sachem Head Capital Management

Sachem Head is an investment manager founded in 2012 by Scott D. Ferguson. The firm employs a concentrated, value-oriented investment strategy and is primarily focused on equity investments in North America and Europe.

Additional Information

On April 11, 2022, the Company filed a definitive proxy statement, an accompanying WHITE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies from the Company's shareholders for the 2022 annual meeting. The Company will file a supplement to its definitive proxy statement in connection with the changes described in this release. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” subsection of the “Financial Information” section of the Company's Investor Relations website at https://ir.usfoods.com/investors or by contacting info@okapipartners.com.

Forward-Looking Statements

Statements in this release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers; interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; effective integration of acquisitions; achievement of expected benefits from cost savings initiatives; fluctuations in fuel costs; economic factors affecting consumer confidence and discretionary spending; changes in consumer eating habits; our reputation in the industry; labor relations and costs; access to qualified and diverse labor; cost and pricing structures; changes in tax laws and regulations and resolution of tax disputes; governmental regulation; product recalls and product liability claims; adverse judgments or settlements resulting from litigation; disruptions of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; management of retirement benefits and pension obligations; extreme weather conditions, natural disasters and other catastrophic events; risks associated with intellectual property, including potential infringement; indebtedness and restrictions under agreements governing indebtedness; potential interest rate increases; risks related to the impact of the ongoing COVID-19 outbreak on our business, suppliers, consumers, customers and employees; and potential costs associated with shareholder activism.

For a detailed discussion of these risks, uncertainties and other factors that could cause our actual results to differ materially from those anticipated or expressed in any forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022, which was filed with the Securities and Exchange Commission (“SEC”) on February 17, 2022. Additional risks and uncertainties are discussed from time to time in current, quarterly and annual reports filed by the Company with the SEC, which are available on the SEC’s website at www.sec.gov. Additionally, we operate in a highly competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible to predict all risks nor identify all uncertainties. The forward-looking statements contained in this release speak only as of the date of this release and are based on information and estimates available to us at this time. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law.

Investor Contacts

Snehal Shah

847-720-8109

Snehal.Shah@usfoods.com

Bruce Goldfarb / Pat McHugh

Okapi Partners

212-297-0720

info@okapipartners.com

Media Contacts

Bryan Locke / Hayley Cook

Sard Verbinnen & Co

USFoods-SVC@sardverb.com

Jamie Moser / Matthew Sherman

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

For Sachem Head:

Longacre Square Partners

Dan Zacchei / Miller Winston

DZacchei@longacresquare.com / MWinston@longacresquare.com

Exhibit C

Form of Confidentiality Agreement

CONFIDENTIALITY AGREEMENT

Scott D. Ferguson (the “Director”), being an affiliate of Sachem Head Capital Management LP as well as a member of the Board of Directors of US Foods Holding Corp., a Delaware corporation (the “Company”), may be provided certain information and data in connection with serving as a director of the Company which the Company wishes to keep confidential, including, but not limited to, information regarding the Company’s governance, board of directors, management, plans, strategies, business, finances or operations, including information relating to financial statements, evaluations, plans, programs, customers, equipment and other assets, products, processes, manufacturing, marketing, research and development, know-how and technology, intellectual property and trade secrets and information which the Company has obtained from third parties and with respect to which the Company is obligated to maintain confidentiality (all such information, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof,, “Confidential Information”). Except as provided in this Agreement, the Director shall keep the Confidential Information strictly confidential, not disclose any Confidential Information to third parties, or use any Confidential Information other than in connection with serving as a director of the Company, without in each instance securing the prior written consent of the Company.

Nothing contained in this Agreement shall prevent the Director from disclosing Confidential Information to (i) the Director’s legal counsel (“Director Representative”) or (ii) Sachem Head Capital Management LP (“Sachem Head”) and its affiliates, managing members, managers, directors, officers, employees, representatives (including, without limitation, attorneys, accountants and financial and other advisers) or agents (each a “Sachem Head Representative, or collectively, the “Sachem Head Representatives”), who shall use such Confidential Information solely for the purpose of advising Sachem Head on its investment in the Company. Any Director Representative or Sachem Head Representative shall only be provided Confidential Information by the Director to the extent that they are (i) informed of the confidential nature of the Confidential Information and (ii) directed to (a) keep such information strictly confidential, (b) not disclose such information to third parties, and (c) restrict the use of such confidential information in accordance with the terms of this Agreement. Sachem Head and the Director shall be liable for any breach of this Agreement by any Director Representative or by any Sachem Head Representative.

The term “Confidential Information” shall not include information which (a) is at the time of disclosure or thereafter becomes generally available to the public other than as a result of a disclosure by the Director, a Director Representative or a Sachem Head Representative; (b) was, prior to disclosure to the Director, already in the possession of the Director, a Director Representative or a Sachem Head Representative, provided that the source of such information was, to such person’s knowledge after reasonable inquiry, not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company; (c) becomes available to the Director, a Director Representative or a Sachem Head Representative on a non-confidential basis from a source (other than the Director, the Company or a Company affiliate) that is, to such person’s knowledge after reasonable inquiry, not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company, and is not, to such person’s knowledge after reasonable inquiry, under an obligation to the Company not to transmit the information to such person; or (d) was independently developed by the Director, Director Representative or a Sachem Head Representative without reliance on, reference to or use of the Confidential Information.

The Director, when acting in his capacity as a director of the Company, shall be subject to the fiduciary duties owed to the Company and its stockholders imposed by Delaware law in the same manner as any other director of the Company. It is understood and agreed that the Director shall not disclose to a Director Representative or a Sachem Head Representative (i) any confidential or proprietary information of any third party in the possession of the Company or any of its affiliates for which the Company informs the Director that it or any of its affiliates is prohibited from disclosing pursuant to a contractual, fiduciary or other legal obligation or duty of confidentiality; provided that the Company shall use its good faith in determining whether such a contractual, fiduciary or other legal obligation or duty of confidentiality exists and shall in good faith undertake to explicitly mark or otherwise label all such materials subject to this clause (i) accordingly or otherwise communicate such designation in writing to the Director prior to such materials being made available to the Director; provided further that the Company shall use its commercially reasonable efforts when entering into future confidentiality agreements with any third parties to ensure that such confidentiality agreements would not prohibit the Director from sharing the information subject to such agreement with a Director Representative or a Sachem Head Representative; or (ii) any Legal Advice (as defined below) that may be included in the Confidential Information with respect to which such disclosure may constitute waiver of the Company’s attorney-client privilege or attorney work-product privilege. Moreover, and in furtherance of the foregoing, the Director agrees not to claim or contend that the Company or any of its affiliates has waived any attorney-client privilege or attorney work-product doctrine by permitting the proffer of information pursuant to this Agreement. “Legal Advice” as used herein shall be solely and exclusively limited to the advice provided by legal counsel and shall not include factual information or the formulation or analysis of business strategy, direction, plans or proposals that are not protected by the attorney-client or attorney work-product privilege.

The Director is aware, and shall advise any Director Representative or any Sachem Head Representative who is informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from a publicly traded company and on the communication of such information to any other person who may purchase or sell such securities in reliance upon such information. The Director, any Director Representative or any Sachem Head Representative to whom the Director transmits Confidential Information under this Agreement shall comply with all applicable securities laws in connection with the purchase or sale, directly or indirectly, of securities of the other party for as long as the Director, any Director Representative or any Sachem Head Representative are in possession of material non-public information about the Company. The Director and the Company acknowledge that none of the provisions hereto shall in any way limit Sachem Head’s or Sachem Head Representatives’ activities in their respective ordinary course of businesses if such activities do not violate applicable securities laws or the obligations specifically agreed to under this Agreement.

The Director, any Director Representative or any Sachem Head Representative to whom the Director transmits Confidential Information under this Agreement acknowledges (a) that the Company does not make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Confidential Information furnished by it to the Director and (b) none of the Company or its agents, representatives, attorneys, advisors, directors, officers or employees (collectively, the “Company Representatives”) shall have any liability to the Director, any Director Representative or any Sachem Head Representative relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom. For the avoidance of doubt, and without limiting the rights, duties and obligations of the Director in his capacity as a director of the Company, this Agreement does not create any obligation on the part of the Company or any of the Company Representatives to provide the Director with any particular Confidential Information.

In the event that the Director, any Director Representative or any Sachem Head Representative is requested or required by applicable subpoena, legal process or other legal requirement to disclose any Confidential Information, the Director shall give the Company prompt notice, to the extent permissible, of such request so that the Company may, at its sole expense, seek an appropriate protective order or waive compliance with the applicable provisions of this Agreement. If in the absence of a protective order or waiver, the Director, any Director Representative or any Sachem Head Representative, based upon the written advice of outside legal counsel, is legally required to disclose Confidential Information, or if the Company waives compliance with this Agreement, such person or entity may disclose without liability under this Agreement only such portion of the Confidential Information which outside legal counsel advises that the Director, any Director Representative or any Sachem Head Representative is legally required to disclose, provided that such person or entity shall inform the recipient of such Confidential Information of the existence of this Agreement and the confidential nature of such Confidential Information, and use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be afforded such Confidential Information. For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring the Director, any Director Representative or any Sachem Head Representative to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, such person or entity would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to any shares of the Company’s stock or soliciting proxies from the Company’s stockholders.

All Confidential Information shall remain the property of the Company. Neither the Director nor any Director Representative or any Sachem Head Representative shall by virtue of any disclosure or use of any Confidential Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company.

At any time after the date on which the Director is no longer a director of the Company, upon the request of the Company for any reason, the Director and any Director Representative or any Sachem Head Representative in receipt of Confidential Information shall promptly return to the Company or destroy all hard copies of the Confidential Information and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Confidential Information in such person or entity’s possession or control (in the case of Confidential Information stored in any electronic format, by use of commercially reasonable efforts to permanently delete or remove such Confidential Information) and, upon the request of the Company, shall promptly certify to the Company that such Confidential Information has been returned, erased or deleted, as the case may be). Notwithstanding the foregoing, the Director, the Director Representative and the Sachem Head Representatives may retain any Confidential Information to the extent (x) necessary to comply with applicable law or regulation or any bona fide document retention policies or electronic backup and archival procedures or (y) to the extent any litigation or other proceeding between the Director, Director Representative or any of the Sachem Head Representatives, on the one hand, and the Company or its directors and officers, on the other hand, remains pending; provided, however, that notwithstanding the retention, return or erasure or deletion of Confidential Information, all parties hereto shall continue to be bound by the obligations contained herein.

The parties hereto agree that in the event of a breach of this Agreement, monetary damages alone would be inadequate, and the Company shall be entitled to injunctive or other equitable relief.

This Agreement may not be amended except in writing signed by all parties hereto. No failure or delay by any party in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder.

The provisions of this Agreement relating to confidentiality shall terminate 18 months after the Director ceases to be a director of the Company. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any conflicts of laws principles thereof, and shall be binding on each party’s successors and assigns.

Acceptance of the above terms shall be indicated by having this letter countersigned by each party hereto and returning one original to the Company.

US FOODS HOLDING CORP.

By:	/s/ Kristin M. Coleman
	Name:	Kristin M. Coleman
	Title:	Executive Vice President, General Counsel and Chief Compliance Officer
Received and consented to this 9th day of May, 2022

SACHEM HEAD CAPITAL MANAGEMENT LP

By: Uncas GP LLC, its General Partner

By: /s/ Scott D. Ferguson
Name: Scott D. Ferguson
Title: Managing Member

Sachem Head LP

By: Sachem Head GP LLC, its General Partner

By: /s/ Scott D. Ferguson

Name: Scott D. Ferguson

Title: Managing Member

Sachem Head Master LP

By: Sachem Head GP LLC, its General Partner

By: /s/ Scott D. Ferguson

Name: Scott D. Ferguson

Title: Authorized Signatory

SH Sagamore Master VIII Ltd.

By: /s/ Amit Malhotra

Name: Amit Malhotra

Title: Director

SH Stony Creek Master Ltd.

By: /s/ Amit Malhotra

Name: Amit Malhotra

Title: Director

Uncas GP LLC

By: /s/ Scott D. Ferguson

Name: Scott D. Ferguson

Title: Managing Member

Sachem Head GP LLC

By: /s/ Scott D. Ferguson

Name: Scott D. Ferguson

Title: Managing Member

SCOTT D. FERGUSON

/s/ Scott D. Ferguson